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                             THE WMF GROUP, LTD.



                                                                     EXHIBIT 11

                  COMPUTATION OF NET INCOME (LOSS PER SHARE)




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                                                             PRO FORMA     FOR THE PERIOD   FOR THE PERIOD
                                          FOR THE PERIOD    FOR THE YEAR   APRIL 1, 1996      JANUARY 1,
                                          JANUARY 1, 1997       ENDED            TO            1996 TO            YEAR ENDED
                                           TO MARCH 31,      DECEMBER 31,    DECEMBER 31,      MARCH 31,   ------------------------
                                               1997              1996            1996            1996         1995         1994
                                          ---------------   ---------------  ---------------  ------------ -----------  -----------
                                            (Unaudited)       (Unaudited)
NET INCOME (LOSS)                                $67,485         $884,727      $1,155,165        $305,209     $777,007   $(161,840)

Weighted-average share outstanding:
  Shares outstanding, beginning of period      4,217,478        4,217,478       4,217,478       4,217,478     6,216,812   6,216,812
  Shares repurchased on April 1, 1995                  -                -               -               -     1,999,334           -
  Weighted-average shares outstanding          4,217,478        4,217,478       4,217,478       4,217,478     4,717,312   6,216,812

NET INCOME (LOSS) PER SHARE                         $.02             $.21            $.27            $.07      $.16         $(.03)

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